Exhibit 99.1

Restoration Hardware, Inc. Reports Holiday Sales

Thursday, January 11, 7:00 am ET

Corte Madera, Calif., January 11, 2007—Restoration Hardware, Inc. (NASDAQ: RSTO) today announced sales results for the nine-week holiday period ended December 30, 2006. Results include the following:

•	Net revenue for the nine-week holiday period increased 22 percent to $173.2 million.

•	Comparable store sales for the nine-week holiday period increased 10.3 percent.

•	Direct-to-customer revenue for the nine-week holiday period increased 51 percent.

Gary Friedman, the Company’s President, Chief Executive Officer and Chairman stated, “We are pleased to report strong growth in both our retail and direct-to-customer segments. These sales results demonstrate the growing strength of the Restoration Hardware brand, and our ability to gain market share while improving profitability.”

Mr. Friedman continued, “Our fourth quarter earnings will be up significantly to last year despite lower than anticipated margins due to a challenging and highly promotional holiday season for home furnishings retailers. We are currently projecting EPS toward the lower end of our prior guidance for the quarter, given the margin pressure we have experienced.”

Mr. Friedman concluded, “We expect the home furnishings environment to remain challenging in 2007, but we are cautiously optimistic about our ability to continue driving profitable share growth. We will provide guidance for fiscal 2007 when we have more visibility to post-holiday sales trends and finalize our 2007 business plans.”

Based on results for the holiday period, the Company reiterated its guidance for the fourth quarter of revenue growth between 24 and 28 percent over the same period last year (the fourth quarter of fiscal 2006 includes one extra week as compared to the same period last year which adds approximately 6 percentage points to the quarter’s overall growth rate). In addition, the Company reiterated its guidance for diluted earnings per share toward the lower end of the previous range of between $0.34 and $0.44 per share against last year’s loss per share of $0.52. This fiscal 2006 fourth quarter’s estimated diluted earnings per share includes $0.02 per share attributable to the adoption of SFAS 123R and up to $0.06 per share for costs associated with the Company’s bonus program. Fiscal 2005 fourth quarter loss per share included a charge related to the valuation reserve against the Company’s net deferred tax assets of $0.74 per share.

Non-GAAP Financial Measures

This release makes reference to certain financial measures that are non-GAAP, including (i) the expected non-cash charge of $0.02 per share associated with stock-based compensation expense in the fourth quarter of fiscal 2006, (ii) the expected charge of $0.06 per share for costs associated with the Company’s bonus program for the fourth quarter of fiscal 2006 and (iii) the non-cash charge of $0.74 per share related to the valuation reserve against the Company’s net deferred tax assets in the fourth quarter of fiscal 2005. The Company believes that the use of these non-GAAP financial measures allows management and investors to evaluate and compare the Company’s operating results in a more meaningful and consistent manner. These non-GAAP measures should be considered as a supplement to and not as a substitute for or superior to, GAAP.

With respect to the charge related to the valuation reserve against the Company’s net deferred tax assets of $0.74 per share for the fiscal 2005 fourth quarter, the most-closely analogous GAAP financial measure is the Company’s net loss per share for such period of $0.52 per share. With respect to the guidance of a non-cash charge of approximately $0.02 per share for the fourth quarter of fiscal 2006 for stock based compensation expense associated with adopting SFAS 123R and a charge of up to $0.06 per share for costs associated with the Company’s bonus program for the fourth quarter of fiscal 2006, the most-closely analogous GAAP financial measures is the Company’s guidance of net income per diluted share at the lower end of the previously provided range of approximately $0.34 to $0.44 per share for the fourth quarter.

About Restoration Hardware, Inc.:

Restoration Hardware, Inc. is a specialty retailer of high quality home furnishings, bath fixtures and bathware, functional and decorative hardware, gifts and related merchandise that reflects the Company’s classic and authentic American point of view. Restoration Hardware, Inc. sells its merchandise offering through its retail stores, catalog (800-762-1005) and on-line at www.restorationhardware.com. As of January 11, 2007, the Company operated 103 retail stores and eight outlet stores in 30 states, the District of Columbia and Canada.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements that involve known and unknown risks. Such forward-looking statements include, without limitation, statements concerning or relating to the Company’s fourth quarter earnings and EPS guidance, statements relating to the Company’s anticipated margins for the fourth quarter of 2006, statements regarding the home furnishings environment in 2007 and the Company’s ability to drive profitable share growth in 2007, and other statements containing words such as “expects” and words of similar import or statements of management’s opinion. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, including financial results, market performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, but are not limited to, customer reactions to the Company’s current and anticipated merchandising and marketing programs and strategies, timely introduction and customer acceptance of the Company’s merchandise, positive customer reaction to the Company’s catalog and Internet offerings, revised product mix, prototype stores and core businesses, timely and effective sourcing of the Company’s merchandise from its foreign and domestic vendors and delivery of merchandise through its supply chain to its stores and customers, effective inventory and catalog management, actual achievement of cost savings and improvements to operating efficiencies, effective sales performance, in particular during the holiday selling season, the actual impact of key personnel of the Company on the development and execution of the Company’s strategies, changes in investor perceptions of the Company, fluctuations in comparable store sales, limitations resulting from restrictive covenants in the Company’s credit facility, changes in economic or business conditions in general, changes in political conditions in the United States and abroad in general, changes in product supply, changes in the competitive environment in which the Company operates, changes in the Company’s management information needs, changes in customer needs and expectations, governmental actions and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including its recent filings on Forms 10-K, 10-Q and 8-K, including, but not limited to, those described in the Company’s Form 10-Q for the quarter ended October 28, 2006, in Part I, Item 2 thereof (“Management’s Discussion and Analysis of Financial Condition and Results of Operations”), in Part I, Item 4 thereof (“Controls and Procedures”), and in Part II, Item 1A thereof (“Risk Factors”). Guidance offered by the Company represents a point-in-time estimate made by management of the Company. The Company undertakes no obligation to update any guidance or any other forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contact:

Restoration Hardware, Inc.

Chris Newman

Chief Financial Officer

(415) 924-3578

(415) 945-7264 (fax)